Exhibit 10.14

VICE CHAIRMAN AGREEMENT

THIS VICE CHAIRMAN AGREEMENT (“Agreement”) is made and entered into as of the 1st day of June, 2014 (the “Effective Date”), by and among Eagle Bancorp, Inc., a Maryland corporation (“Bancorp”), EagleBank, a Maryland chartered commercial bank and the wholly owned subsidiary of Bancorp (the “Bank”), and Robert P. Pincus (“Pincus”).

RECITALS:

WHEREAS, Pincus’ service as Vice Chairman of the Boards of Directors of Bancorp and the Bank involves a more substantial commitment of time and effort than would ordinarily be required as a member of the Board of Directors, and such service is valuable to the Bancorp and Bank as a result of Pincus’ extensive business and organizational knowledge, judgment, skills, acumen, experience, contacts and expertise, particularly in connection with the conduct of the business of managing and operating, and customer and business relations and development for, banking institutions; and

WHEREAS, Bancorp and the Bank desire to continue to receive the benefit of Pincus’ service in the future, and to induce Pincus to continue to serve as Vice Chairman of the Boards of Directors of the Bancorp and the Bank and to utilize his knowledge, judgment, experience, acumen, contacts and expertise on behalf of Bancorp and the Bank, in accordance with the terms and conditions of this Agreement; and

WHEREAS, Pincus desires to continue to serve in such capacities, in accordance with such terms and conditions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Service as Vice Chairman

1.1                               Pincus hereby agrees to serve as Vice Chairman of the Bancorp Board and Bank Board. Notwithstanding anything to the contrary contained herein, Pincus’s service as Vice Chairman of Bancorp shall be subject to his election as a director by the shareholders of Bancorp or appointment as a director by the Bancorp Board, and Pincus’s service as Vice Chairman of the Bank Board shall be subject to his election or appointment as a director by Bancorp, or his appointment as a director by the Bank Board, and nothing contained herein shall constitute any agreement, understanding or commitment of the Bancorp to, nominate, appoint or elect Pincus, or cause Pincus to be nominated appointed or elected to the Bancorp Board or Bank Board.

1.2                               Pincus and the Bank expressly acknowledge that (i) Pincus’ services hereunder shall be solely in his capacity as a member of the Bancorp Board and Bank Board and any committees thereof, and not as an officer or employee, he shall have no management, supervisory or other authority, position, status or power as an officer or employee of Bancorp or Bank; (ii) no employment, partnership or joint venture relationship is created by this Agreement; and (iii) hereby agree that Pincus shall act at all times as an independent contractor hereunder, is responsible for the conduct of his business, including the time and manner in which his services are performed, and (iv) subject to compliance with his obligations under this Agreement (including but not limited to Sections 4 and 8) and the Non-Compete, Pincus shall be permitted to engage in and pursue such simultaneous business, charitable and civic activities and interests as he may desire.

2.                                      Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

2.1                               “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.2                               “Bancorp” is defined in introductory paragraph of this Agreement. If Bancorp is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bancorp” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.

2.3                               “Bank” is defined in introductory paragraph of this Agreement. If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.

2.4                               “Bancorp Board” means the Board of Directors of Bancorp.

2.5                               “Bank Board” means the Board of Directors of the Bank.

2.6                               “Bank Entities” means and includes any of the Bank, Bancorp and their Affiliates.

2.7                               “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank Entities or any transaction contemplated, undertaken or proposed to be undertaken by the Bank entities, including, but not necessarily be limited to:

(a)                                 the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)                                 the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)                                  any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)                                 any predecessor, successor or assignee of any of the foregoing.

2.8                               “Code” means the Internal Revenue Code of 1986, as amended.

2.9                               “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the insurance and trust business, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

2.10                        “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.11                        “Disability” means a mental or physical condition which, in the good faith opinion of the Board, renders Pincus, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which Pincus held or the material duties to which Pincus was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Bank and Pincus (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

2.12                        “Expiration Date” means May 31, 2015 or such later date in the event that the Term is renewed in accordance with Section 3.1 herein.

2.13                        “Person” means any individual or Entity.

2.14                        “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.”

2.15                        Termination Date” means the Expiration Date or such earlier date on which the Term expires pursuant to Section 3.1 or is terminated pursuant to Section 7.2, 7.3, 7.4, 7.5, 9.2 or 9.3, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

3.                                      Term; No Impediments.

3.1.                            Initial Term. The initial term of Pincus’s service hereunder shall commence as of (the “Effective Date”) and shall continue until the Expiration Date, unless earlier terminated in accordance with the provisions hereof.

3.2                               Automatic Extension. Upon the Expiration Date and each anniversary thereof, the term hereof shall be extended for one additional year, and the Expiration Date shall be advanced one year, unless (i) this Agreement is earlier terminated in accordance with the provisions hereof, or (ii) Bancorp and Bank shall have provided written notice to Pincus, not less than 60 days prior to then current Expiration Date, of their desire to terminate this Agreement upon expiration of the then current term.

3.3                               Term Defined.  For purposes hereof the “Term” of this Agreement shall be the Initial Term as set forth in Section 3.1, as extended from time to time in accordance with Section 3.2.

3.4                               No Impediments.  Pincus represents and warrants to the Bank that he is not subject to any legal obligations or restrictions that would prevent or limit his entering into this Agreement and performing his services hereunder.

4.                                      Services.

4.1                               Nature and Substance.  During the term hereof, Pincus shall perform the duties, functions and obligations customarily associated with the Vice Chairman of a board of directors, and such duties, functions, services or obligations as may be requested from time to time by the respective Chairman of the Bank Board or Bancorp Board, as the case may be.  In particular, Pincus shall use his business and organizational knowledge, judgment, skills, acumen, experience, contacts and expertise in furtherance of the business of Bancorp and Bank, particularly in connection with the conduct of the business of managing and operating, and customer and business relations and development for, banking institutions as a director in oversight of the business and operations of Bancorp and Bank, the development of additional business opportunities for Bancorp and Bank and the effort to increase shareholder value.

4.2                               Performance of Services.  Pincus agrees to devote appropriate attention, skill and efforts to the performance of his services under this Agreement, and shall use his best efforts and discharge his obligations hereunder to the best of his ability for and on behalf of Bancorp and Bank and toward their successful operation.  Pincus agrees that, without the prior written consent of the Chairman of the Board of

Bancorp and Bank, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other Entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to Bancorp and Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement.  Pincus represents that it is his good faith belief that as of August 31, 2008 he was not, directly or indirectly, performing services for or obtained a financial or ownership interest in any Outside Arrangement that would violate the preceding sentence.  Except for such Outside Interests for which, directly or indirectly, he performs services or in which he has obtained a financial or ownership interest as of August 31, 2008, Pincus shall promptly notify the Chairman of the Board of any Outside Arrangement for which, directly or indirectly, he performs services or in which he obtains a financial ownership interest, provide the Chairman with any written agreement in connection therewith and respond fully and promptly to any questions that the Chairman may ask with respect to any Outside Arrangement.  If the Chairman determines that Pincus’ participation in an Outside Arrangement would interfere with his satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement, Pincus shall not undertake, or shall cease, such Outside Arrangement as soon feasible after the Chairman notifies him of such determination.  Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict Pincus’ right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company.

4.3                               Compliance with Law.  Pincus shall comply with all laws, statutes, ordinances, rules and regulations relating to his retention and duties.

5.                                      Compensation.  In payment for all services rendered pursuant to this Agreement, or otherwise provided in his capacity as a member of the Bank Board and/or Bancorp Board, or any committee thereof, and the covenants contained herein, the Bank shall pay to Pincus the following in lieu of any retainer, annual fee, monthly fee, meeting fee, award of equity based compensation or other compensation paid to members of the Bank Board of Bancorp Board generally for service or attendance as a member thereof or any committee thereof; and in lieu of participation in any welfare or benefit plan, program or arrangement made available to any director or employee of the Bancorp or Bank:

5.1                               Annual Compensation.  Pincus shall be paid an annual retainer (“Annual Compensation”) of four hundred seventy thousand and eight hundred dollars ($470,800) on an annualized basis.  The Bank shall pay Pincus; Annual Compensation in equal installments monthly, consistent with the payment to other directors.  Pincus’ Annual Compensation may be increased, but not decreased, not less frequently than annually by action of the Bancorp Board and Bank Board (or authorized committee thereof) and, at a minimum, may be increased annually to reflect any increase in the Consumer Price Index.  In making any such adjustment, the Consumer Price Index on June 30th will be compared to the Consumer Price Index for same date in the preceding year.  As used in this Agreement, the Consumer Price Index is the U.S. Department of Labor Consumer Price Index, All Urban Consumers, Washington-Baltimore All Items (1996+100), or, if this index is no longer available, any comparable successor index selected by the Board in its reasonable business.

5.2                               Incentive Compensation.  Pincus may also be entitled to incentive compensation in the form of equity and/or cash as determined by Board approved incentive plans.

5.3                               Fixed Expense Reimbursement. Bancorp and Bank shall pay Forty Thousand Dollars ($40,000) annually toward reimbursement of personal expenses Pincus shall incur, upon written submission of request therefor.

5.4                               Expenses.  In addition to pursuant to Section 5.3 above, Bancorp and Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Pincus, in accordance with the policies and procedures established from time to time by Bancorp and Bank for their directors, for all reasonable and customary travel (other than local use of an automobile which is deemed to be covered by

Section 5.3 above) and other out-of-pocket expenses incurred by Pincus in the performance of his duties and responsibilities under this Agreement and promoting the business of Bancorp and Bank, including approved membership fees, dues and the cost of attending business related seminars, meetings and conventions.

5.5                               Taxation  Pincus agrees that he will be treated by Bancorp and Bank as an independent contractor for purposes of all taxes (local, state and federal).  As an independent contractor, Pincus acknowledges that he will not be entitled to receive unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that he is injured in any manner while performing obligations under this Agreement.  Pincus will be solely responsible to pay any and all local, state and/or federal income and social security and unemployment taxes.  Pincus will reimburse Bancorp and Bank for fifty percent (50%) of any tax amounts or penalties it may become obligated to pay in respect of amounts paid to him, in the event Pincus is ultimately determined to be an employee, rather than an independent contractor, by any court or governmental or administrative agency.

5.6                               Life Insurance.  Bancorp and/or Bank may, at its cost, obtain and maintain “key-man” life insurance and/or company/Bank-owned life insurance on Pincus in such amount as determined by the Bancorp Board or Bank Board from time to time.  Pincus agrees to cooperate fully and to take all actions reasonably required by Bancorp or Bank in connection with such insurance.

6.                                      Conditions Subsequent to Continued Operation and Effect of Agreement.

6.1                               Continued Approval by Bank Regulatory Agencies.  This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bancorp’s and Bank’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation, or in the case of Bancorp, ownership and control, of the Bank.  Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

7.                                      Termination of Agreement.  Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

7.1                               Definition of Cause.  For purposes of this Agreement, “Cause” means:

(a) any act of theft, fraud, intentional misrepresentation of a material matter, personal dishonesty or breach of fiduciary duty involving personal gain or similar conduct by Pincus with respect to any of the Bank Entities or the services to be rendered by him under this Agreement;

(b) any failure of this Agreement to comply with any Bank Regulatory Agency requirement which is not cured in accordance with Section 6.1 within a reasonable period of time after written notice thereof;

(c) any Bank Regulatory Agency action or proceeding against Pincus as a result of his negligence, fraud, malfeasance or misconduct;

(d) indictment of Pincus, or Pincus’ conviction or plea of nolo contendre at the trial court level, of a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

(e) any of the following conduct on the part of Pincus that Pincus has not corrected or cured within thirty (30) days after having received written notice from the Bank describing such conduct (provided, however, that the Bank shall not be required to provide Pincus with notice and opportunity to cure more than two (2) times in any twelve (12) month period):

(i)                                     habitual absenteeism, or the failure by or the inability of Pincus to devote appropriate attention, skill and efforts to the performance of Pincus’ duties pursuant to this Agreement (other than by reason of his death or Disability);

(ii)                                  intentional material failure by Pincus to carry out the stated lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board which are consistent with his position;

(iii)                               willful or intentional misconduct on the part of Pincus that results, or that the Board in good faith determines may result, in substantial injury to the Bank or any of its Affiliates; or

(iv)                              any action (including any failure to act) or conduct by Pincus in violation of a material provision of this Agreement (including but not limited to the provisions of Article 8 hereof, which shall be deemed to be material); or

(f) the use of drugs, alcohol or other substances by Pincus to an extent which materially interferes with or prevents Pincus from performing his duties under this Agreement;

(g) the determination by the Bancorp Board, in the exercise of its reasonable judgment and in good faith, that Pincus’ performance is substantially unsatisfactory and that he has failed to cure such performance within a reasonable period (but in no event more than thirty (30) days after written notice specifying in reasonable detail the nature of the unsatisfactory performance; or

(h) Pincus’ commission of unethical business practices, acts of moral turpitude, financial impropriety, fraud or dishonesty in any material matter which the Bancorp Board in good faith determines could adversely affect the reputation, standing or financial prospects of the Bank Entities or their Affiliates.

7.2                               Termination by the Bank for Cause.  After the occurrence of any of the conditions specified in Section 7.1, the Bank shall have the right to terminate the Term for Cause on written notice to Pincus effective immediately.

7.3                               Termination by the Bank without Cause.  The Bank shall have the right to terminate the Term at any time on written notice without Cause, for any or no reason, such termination to be effective on the date on which the Bank gives such notice to Pincus or such later date as may be specified in such notice.

7.4                               Termination for Death or Disability.  The Term shall automatically terminate upon the death of Pincus or upon the Board’s determination that Pincus is suffering from a Disability.

7.5                               Termination by Pincus.  Pincus shall have the right to terminate the Term at any time by tendering his resignation as a member of the Bancorp Board and Bank Board and all committees thereof, such termination to be effective on the date ninety (90) days after the date on which Pincus gives such notice to the Bank unless Pincus and the Bank agree in writing to an earlier or later date on which such termination is to be effective.  After receiving notice of termination, Bancorp and Bank may require Pincus to devote his good faith energies to transitioning his duties to his successor and to otherwise helping to minimize the adverse impact of his resignation upon the operations of Bancorp and Bank.

7.6.                            Automatic Termination upon Termination of Status as a Director.  Prior to a Change in Control, as defined in Section 9.1, this Agreement shall automatically terminate if (i) Pincus is not reelected or appointed as a member of the Bancorp Board and Bank Board at any annual meeting of shareholders of Bancorp and/or Bank, unless within 15 days thereafter, he is appointed to the Board by action of the Bancorp Board or Bank Board; or (ii) Pincus is removed as a member of the Board of Directors of Bancorp and Bank.

7.7                              Pre-Termination Retainer Compensation and Expenses.  Without regard to the reason for, or the timing of, the termination or expiration of the Term,: (a) Bank shall pay Pincus any unpaid Annual

Compensation due for the period prior to the Termination Date; and (b), following submission of proper expense reports by Pincus, Bank shall reimburse Pincus for all expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.5 hereof.  These payments shall be made promptly upon termination and within the period of time mandated by law.

7.8                             Severance if Termination by Bancorp and Bank Due to Death or Disability, or if Bancorp and Bank does not Renew the Term.  Except as set forth below, if the Term is terminated by Bancorp and Bank due to Pincus’ death or disability, the Bank shall, for a period of one (1) year following the Termination Date (i) continue to pay Pincus, in the manner set forth below, Pincus’ Annual Compensation and one- twelfth of the most recent annual cash bonus, and (ii) continue to pay Pincus the monthly fixed personal reimbursement pursuant to Section 5.3, provided, however, that Pincus shall not be entitled to any such payments of Annual Compensation or the personal reimbursement (Section 5.3)  pursuant to this Section 7.8 if he is otherwise entitled to payments pursuant to Section 9.4 in relation to a Change in Control.  (In the event the Term is terminated due to Pincus’ death, references to “Pincus” in this Section 7.8 shall be to his estate).  Any payments due Pincus pursuant to this Section 7.8 shall be paid to Pincus in installments on the same schedule as Pincus was paid Annual Compensation and the fixed personal reimbursement (Section 5.3) immediately prior to the Termination Date, each installment to be the same amount Pincus would have been paid under this Agreement if he had not been terminated (or the Term had been renewed).  In the event Pincus breaches any provision of Article 8 of this Agreement after termination or nonrenewal of the Term, Pincus’ entitlement to any payments payable pursuant to this Section 7.8, if and to the extent not paid, shall thereupon immediately cease and terminate as of the date of such breach, with Pincus having the obligation to repay to any payments that were paid to him pursuant to this Section 7.8 with respect to the period after such breach occurred and before such breach became known Bancorp and Bank.  Furthermore, if termination was initially not for Cause,, but Bancorp and Bank thereafter determines in good faith that that, during the Term, Pincus had engaged in conduct that would have constituted Cause, Pincus’ entitlement to any payments pursuant to this Section 7.8 shall terminate retroactively to the Termination, with Pincus having the obligation to repay all payments that were paid to him pursuant to this Section 7.8.  Notwithstanding anything to the contrary in this Section 7.8, any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 10.3; and (ii) any reduction required pursuant to Section 1 0.2 hereof.

7.9                              Termination After Change in Control.  Sections 9.2 and 9.3 set out provisions applicable to certain circumstances in which the Term may be terminated after Change in Control.

8                                         Confidentiality; Non-Competition; Non-Interference.

8.1                              Confidential Information.  Pincus, during his service with the Bank and Bancorp, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public.  Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

8.2                              Nondisclosure.  Pincus hereby covenants and agrees that he shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Pincus or any Affiliate of Pincus or (iii) in connection with the performance of Pincus’ duties under this Agreement.

8.3                              Nondisclosure of this Agreement.  The terms, conditions and fact of this Agreement are strictly confidential.  From and after the date of execution of this Agreement, Pincus agrees not to disclose, directly or indirectly, the existence of this Agreement or any of the terms and conditions herein to any Person except that Pincus may disclose the existence of this Agreement or the terms and conditions herein to Pincus’ immediate family, tax, financial or legal advisers, any taxing authority, or as required by law. Pincus shall disclose the provisions of Articles 8 and 9 to prospective business relationships during the Restricted Period (hereinafter defined). Except as provided in this Section, if Pincus is asked about the existence and/or terms and conditions of this Agreement, Pincus is permitted to state only that “the terms of my retention are a confidential matter that I am not able to disclose.”  Pincus acknowledges that the terms of this Section 8.3 are a material inducement for the Bank to enter into this Agreement.  Notwithstanding the foregoing, Pincus may disclose such information regarding this Agreement as may be disclosed by the Bank Entities in any document filed with the Securities and Exchange Commission.

8.4                             Documents.  All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Pincus, or otherwise provided to or coming into the possession of Pincus, that contain any proprietary information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities.  Promptly after a request by the Bank or the Termination Date, Pincus shall take reasonable efforts to (i) return to Bancorp and Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chief Executive Officer of the Bank or Chairman of the Bank, and Pincus shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

8.5                               Non-Competition.  Pincus hereby acknowledges and agrees that, during the course of his service to the Bank Entities, in addition to his access to Confidential Information, Pincus has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Pincus hereby covenants and agrees that during the Term until the later to occur of the date one eighteen (18) months after the Termination Date or the Expiration Date (the “Restricted Period”), Executive will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise):

(a) provide any advice, assistance or services of thekind or nature which he provided to any of the Bank Entities or relating to business activities of the type engaged in by any of the Bank Entities within the preceding two years, to any Person who owns or operates a Competitive Business or to any Person that is attempting to initiate or acquire a Competitive Business (in either case, a “Competitor”) if (i) such Competitor operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of the Bank’s headquarters or any Branch of the Bank Entities and (ii) such Branch competes or will compete with the products or services offered or planned to be offered by the Bank Entities during the Restricted Period; or

(b)  sell or solicit sales of Competitive Products to Persons within such 50 mile radius, or assist any Competitor in such sales activities.

Notwithstanding any provision hereof to the contrary, this Section 8.5 does not restrict Pincus’right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company and that such ownership does not does not violate: (A) the Code of Conduct or any other policy of the Bank, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of the Bank. The parties have also entered into that certain Non-Compete Agreement as of August 1, 2014 (the “Non-Compete”).

8.6                              Non-Interference.  Pincus hereby covenants and agrees that during the Restricted Period, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)                                 induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with any Bank Entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank Entity or to take any action that would disrupt or otherwise damage any such relationship;

(b)                                 solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity); or

(c)                                  solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business.

In applying this Section 8.6:

(i)                                     the term “customer” shall be deemed to include, at any time, any Person to which any of the Bank Entities had, during the six (6) month period immediately prior to such time, (A) sold any products or provided any services or (B) submitted, or been in the process of submitting or negotiating, a proposal for the sale of any product or the provision of any services;

(ii)                                  the term “supplier” shall be deemed to include, at any time, any Person which, during the six (6) month period immediately prior to such time, (A) had sold any products or services to any of the Bank Entities or (B) had submitted to any of the Bank Entities a proposal for the sale of any products or services;

(iii)                               for purposes of clause (c), the term “employee” shall be deemed to include, at any time, any Person who was employed by any of the Bank Entities within the prior six (6) month period (thereby prohibiting Pincus from soliciting any Person who had been employed by any of the Bank Entities until six (6) months after the date on which such Person ceased to be so employed); and

(iv)                              If during the Restricted Period any employee of any of the Bank Entities accepts employment with or is otherwise retained by any Competitive Business of which Pincus is an owner, director, officer, manager, member, employee, partner or employee, or to which Pincus provides material services, it shall be presumed that such employee was hired in violation of the restriction set forth in clause (c) of this Section 8.6, with such presumption to be overcome only upon Pincus’ showing by a preponderance of the evidence that he was not directly or indirectly involved in the hiring, soliciting or encouraging such employee to leave employment with the Bank Entities.

8.7                              Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Pincus, Bancorp and Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Pincus and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, in each case without being required to furnish any bond or other security.

8.8                               Reasonableness.

8.8.1                    Pincus has carefully read and considered the provisions of this Article 8 and, having done so, acknowledges that he fully understands them, that he has had the opportunity to consult with counsel of his own choosing regarding the meaning and effect of such provisions at his election, and he agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees.  Pincus further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood. Pincus further acknowledges that his services as Vice Chairman has been and shall continue to be of special, unique and extraordinary value to the Bank.

8. 8.2                 If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

8.9                               Additional Obligations.

8.9.1                     Non-disparagement.  Pincus shall not during or after Pincus ‘ period of service disparage any officers, directors, employees, business, products, or services of the Bank, , except when compelled to do so in connection with a government investigation or judicial proceeding, or as otherwise may be required or protected by law.

8.9.2                     Cooperation.  During and after Pincus’ service, Pincus shall fully cooperate with the reasonable requests of the Bank, including providing information, with regard to any matter that Pincus has knowledge of as a result of Pincus ‘ employment or prior employment with the Bank.  Pincus further agrees to comply with any reasonable request by the Bank to assist in relation to any investigation into any actual or potential irregularities, including without limitation assisting with any threatened or actual litigation concerning the Bank, giving statements/affidavits, meeting with legal and/or other professional advisors, and attending any legal hearing and giving evidence; provided that the Bank shall reimburse Pincus for any reasonable out-of-pocket expenses properly incurred by Pincus in giving such assistance.  Pincus agrees to notify the Bank immediately if Pincus is contacted by any third parties for information or assistance with any matter concerning the Bank and agrees to co-operate the Bank with regard to responding to such requests.

9.                                      Change in Control.

9.1                               Definition.  “Change in Control” means and shall be deemed to have occurred if:

(a)                                there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to Bancorp, or pursuant to which shares of Bancorp’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(b)                                 any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)                                  over a twelve (12) month period, a majority of the members of the Board of Directors of Bancorp”) are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors of Bancorp in office prior to such appointment or election.

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 9.1 (a), Section 9.1 (b), or Section 9.1 (c) does not also constitute a “change in ownership” of Bancorp, a “change in effective control” of Bancorp, or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

9.2                            Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)                                 Pincus’ retention by the Bank is terminated without Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control; or

(b)                                Upon the failure of Pincus to be reelected or nominated for reelection as a director of the Bancorp or Bank, or any successor to Bancorp or Bank, following a Change in Control of Bancorp or Bank, and/or the voluntary resignation of Pincus as a director of Bancorp and Bank within [twelve (12)] months following a Change in Control.

9.3                               Window Period Resignation After Change in Control.  If at the expiration of the twelve (12) month period following consummation of a Change in Control (the “Action Period”), Pincus’ service as a director has not been terminated, Pincus may, by giving written notice to the Bank within the thirty (30) day period immediately following the last day of the Action Period, elect to terminate the Term, in which event his last day of retention will be as mutually agreed to by the Bank and Bancorp and Pincus but which shall be not more than sixty (60) days after such notice is given by Pincus.

9.4                               Change in Control Payment.  If there is a Change in Control Termination pursuant to Section 9.2 or Pincus resigns after the Action Period pursuant to Section 9.3, Pincus shall be paid a lump-sum cash payment (the “Change Payment”) equal to 1.99 times the sum of Pincus’ Retainer Compensation at the highest rate in effect during the twelve (12) month period immediately preceding his Termination Date and Pincus’ cash bonus(es) paid in the most recent twelve (12) months, such Change Payment to be made to Pincus within forty-five (45) days after the later of (i) his Termination Date or (ii) the date of the Change in Control, the exact date of payment to be determined in the sole discretion of the Bank and Bancorp; provided, however, that the Bank shall be relieved of its obligation to pay the Change Payment if Pincus fails to sign and deliver to the Bank no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Exhibit A.  In addition, and subject to the timely execution and delivery of the General Release and Waiver as aforesaid, Pincus shall continue to receive for three (3) years after a Change in Control Termination the fixed income reimbursements provided above under Section 5.3. Notwithstanding anything to the contrary in this Section 9.4, (y)any payment pursuant to this Section 9.4 shall be subject to (i) any delay in payment required by Section 10.2 hereof and (ii) any reduction required pursuant to Section 10.1.2 hereof, as applicable and (z) shall not include any equity awards paid to Pincus.

10.                               Compliance with Certain Restrictions.

10.1            Certain Defined Terms.  For purposes of this Agreement, the following terms are defined as follows:

(a)                                 “Additional 280G Payments” means any distributions in the nature of compensation by any Bank Entity to or for the benefit of Pincus (including, but not limited to, the value of acceleration in vesting in restricted stock, options or any other stock-based compensation), whether or not paid or payable or distributed or distributable pursuant to this Agreement, which is required to be taken into consideration in applying Section 280G(b)(2)(A) of the Code;

(b)                                 “Determining Firm” means a reputable law or accounting firm selected by the Bank to make a determination pursuant to this Article 10;

(c)                                  “Parachute Payment” is defined as set forth in Section 280G(b)(2) of the Code, with amounts payable during the Authorities Period upon Applicable Severance being specifically included in applying such provision; and

(d)                                 “Total Change in Control Payments” means the total amount of the Change Payment together with all Additional 280G Payments that are required to be paid because of a Change in Control.

10.2                        Compliance with Section 280G.  Notwithstanding anything in this Agreement to the contrary, if the Determining Firm determines that any portion of the Total Change in Control Payments would otherwise constitute a Parachute Payment, the amount payable to Pincus shall automatically be reduced by the smallest amount necessary so that no portion of the Total Change in Control Payments will be a Parachute Payment.  If Total Change in Control Payments are to be paid in other than a lump sum, such reduction shall be applied in such order as Pincus designates, subject to the approval of Bank, not to be unreasonably withheld, conditioned or delayed.  If, despite the foregoing sentence, a payment shall be made to Executive that would constitute a Parachute Payment, Pincus shall have no right to retain such payment and, immediately upon being informed of the impropriety of such payment, Pincus shall return such payment to the Bank or other

Bank Entity that was the payer thereof, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code.

10.3                        Compliance with Section 409A.

(a)                                  It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on Pincus pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Pincus acknowledges and agrees that he shall be solely responsible for the payment of any tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, if Pincus is a “specified employee” at the time of his “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Pincus within six (6) months following his separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(l)(B) of the Code, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Pincus’ separation from service, or, if earlier, upon Pincus’ death.  Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

(c)                                   The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(l)(B) does not impose additional tax and interest on payments made pursuant to this Agreement.

11.                              Assignability.  Pincus shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.  The Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of Bancorp or Bank.  Upon any such assignment by Bancorp or Bank, references in this Agreement to Bancorp or Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, Bancorp or Bank, as appropriate in the context.

12.                             Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland or in the United States District Court for the District of Maryland.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 13 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

13.                            Notices.  All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or by any other method permitted under this section; or (c) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider.  Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day).  Any notice sent by Untied States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail.  Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland.  The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:                             Robert P. Pincus

2411 California Street, N.W.

Washington, DC 20008

Fax No. 202-332-8178

cc:                                Ronald D. Abramson, Esquire

Buchanan Ingersoll & Rooney PC

1700 K Street, N.W. Suite 300

Washington, DC 20006

Fax No. 202-452-6049

To:                             Bancorp or Bank

c/o Ronald D. Paul

7815 Woodmont Ave.

Bethesda, MD 20814

Fax No.: 301-986-8529

cc:                                Eagle Bancorp, Inc.

General Counsel

7815 Woodmont Ave.

Bethesda, MD 20814

Fax No.: 301-841-9872

14.                             Entire Agreement.  This Agreement and the Non-Compete contains all of the agreements and understandings between the parties hereto with respect to Pincus’s service as Vice Chairman of Bancorp and Bank, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof, including but not limited to the Amended and Restated Agreement between the Bank and Pincus dated as of December     , [sic] 2009 (the “Prior Agreement”).  No oral agreements or written correspondence shall be held to affect the provisions hereof.  No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement or the Non-Compete, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.  Not in limitation of the foregoing, this Agreement supersedes and replaces the Prior Agreement, except that Pincus shall remain entitled to receive any compensation earned but not yet paid thereunder.

15.                             Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.                             Severability.  Should any party of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such provisions or portion of such provision shall be deemed severed herefrom, and such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

17.                             Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

18.                             Gender and Number.  As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

19.                             Binding Effect.  This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Pincus and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement as of the date first written above.

EAGLE BANCORP, INC.

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

EAGLEBANK

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

ROBERT P. PINCUS

Attachment A

Form of

General Release and Waiver of All Claims

Robert P. Pincus (“you”) executes this General Release And Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 7.7 of your Vice Chairman Agreement dated             , 2014.  All capitalized terms used but not otherwise defined herein shall have the same meaning as in your Employment Agreement.

1.  RELEASE.

You hereby release and forever discharge EagleBank and Eagle Bancorp, Inc. [modify to specifically include any additional Affiliates] and each and every one of their former or current subsidiaries, parents, affiliates, directors, officers, employees, agents, parents, affiliates, successors, predecessors, subsidiaries, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release.

2.  WAIVER.

By signing this Release, you waive and release any rights you may have against the Released Parties all laws based on any act, omission, matter, cause or thing through the date of your execution of this Release. You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release.

3.              NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

4.  RETURN OF PROPERTY.

You certify that you have fully complied with Section 8.4 of your Employment Agreement.

5.              REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Bank’s Board of Directors must receive written notice before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under your Employment Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, the Parties have knowingly and voluntarily executed this Release, as of the day and year first set forth below.

Executive	Date

EagleBank	Date